Filed Pursuant to Rule 424(b)(5)
Registration No. 333-130783
A filing fee of $27,714, calculated in accordance with Rule 457(r), has been previously transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-130783 ) by means of this prospectus supplement.
PROSPECTUS SUPPLEMENT
(To the Prospectus dated December 30, 2005)
Avnet, Inc.
10,809,928 Shares of Common Stock
          The shares of our common stock covered by this prospectus were initially issued in connection with the acquisition of Memec Group Holdings Limited, which closed on July 5, 2005. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time. We will not receive any proceeds from the resale by the selling shareholders of their shares of common stock hereunder.
          Avnet’s common stock is listed on the New York Stock Exchange under the symbol “AVT.”
          You should read this prospectus supplement and the applicable prospectus carefully before you invest in any of these securities. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not contain an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement and in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
          Our principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone (480) 643-2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2005

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SELLING SHAREHOLDERS
          We are registering 10,809,928 shares of our common stock for resale by the selling shareholders. The shares of our common stock covered by this prospectus were initially issued in connection with the acquisition of Memec Group Holdings Limited, which closed on July 5, 2005. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time. We agreed to register these shares pursuant to the registration rights agreement, dated as of July 5, 2005, by and between our company and the selling shareholders. Please see “Plan of Distribution.”
          The following table sets forth certain information of each selling shareholder with respect to the number of shares of our common stock that are beneficially owned by it, the number of shares of our common stock that may be offered for resale for the account of each selling shareholder pursuant to this prospectus and the number of shares of our common stock to be held by each selling shareholder assuming the sale of all of the shares by it. Percentage ownership is based on 145,915,837 shares of common stock outstanding, which excludes treasury shares, as of December 29, 2005. The selling shareholders may sell all, some or none of the common stock being offered.
          Unless otherwise described below, to our knowledge, no selling shareholder or any of its respective affiliates has held any position of office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

	SHARES		SHARES	SHARES
	BENEFICIALLY		OFFERED BY	BENEFICIALLY OWNED
	OWNED PRIOR TO THE		THIS	SUBSEQUENT TO THE
NAME OF SELLING	OFFERING (1)		PROSPECTUS	OFFERING (1) (3)
SHAREHOLDER	SHARES	PERCENT	(2)	SHARES	PERCENT
Anna Jane Stevens Trust	1,787	*	1,787	0	0%
Arthur Chan	8,490	*	8,490	0	0%
Bill O’Neill	13,853	*	13,853	0	0%
Chris Norman	4,245	*	4,245	0	0%
Chris Page	19,215	*	19,215	0	0%
Christopher Teft Skipworth Trust	22,679	*	22,679	0	0%
Cliff Keller	5,362	*	5,362	0	0%
Colin Stevens	10,725	*	10,725	0	0%
Crawford Beveridge	2,876	*	2,876	0	0%
David Ashworth	90,716	*	90,716	0	0%
David Robino	2,876	*	2,876	0	0%
DB Equity S.a.r.l.	3,571,067	2.45%	3,571,067	0	0%
Doug Lindroth	25,025	*	25,025	0	0%
Edward Krawitt	4,021	*	4,021	0	0%
Franz Zimmermann	4,468	*	4,468	0	0%
Greg Provenzano as Trustee of the Provenzano Family Trust	23,362	*	23,362	0	0%
Greg Provenzano as Trustee of the Rachel Provenzano Educational Trust	1,054	*	1,054	0	0%
Greg Provenzano as Trustee of the Lauren Provenzano Educational Trust	1,054	*	1,054	0	0%
Gerry Fay as Trustee of the Fay Family Trust	10,725	*	10,725	0	0%
James Edwards Stevens Trust	1,787	*	1,787	0	0%
John Alexander Stevens Trust	1,787	*	1,787	0	0%

	SHARES		SHARES	SHARES
	BENEFICIALLY		OFFERED BY	BENEFICIALLY OWNED
	OWNED PRIOR TO THE		THIS	SUBSEQUENT TO THE
NAME OF SELLING	OFFERING (1)		PROSPECTUS	OFFERING (1) (3)
SHAREHOLDER	SHARES	PERCENT	(2)	SHARES	PERCENT
Karen Worley	5,362	*	5,362	0	0%
Karl Elshuber	10,725	*	10,725	0	0%
Koh Beng Cheng	8,490	*	8,490	0	0%
Mike Kuenzle	10,725	*	10,725	0	0%
Mourant & Co Trustees Limited MEBT	29,047	*	29,047	0	0%
Nicholas Skipworth Trust	22,679	*	22,679	0	0%
Octavius Lim	5,362	*	5,362	0	0%
P. Sansone as Trustee of A. Sansone	958	*	958	0	0%
P. Sansone as Trustee of P.A. Sansone	958	*	958	0	0%
Permira funds (4)	17,957,367	12.31%	4,756,150	13,201,217	9.05%
Phil Sansone	11,935	*	11,935	0	0%
Richard Skipworth	231,747	*	231,747	0	0%
Robert Ranieri	4,468	*	4,468	0	0%
Robert William Stevens Trust	1,787	*	1,787	0	0%
Roy Stevenson	24,131	*	24,131	0	0%
Sam Mizuno	10,725	*	10,725	0	0%
Schroder Ventures US Fund LP1	444,186	*	444,186	0	0%
Schroder Ventures US Fund LP2	1,341,345	*	1,341,345	0	0%
Scott Mercer	2,876	*	2,876	0	0%
Stephen Skipworth Trust	22,679	*	22,679	0	0%
Wendell Boyd	6,479	*	6,479	0	0%
William Walker	10,725	*	10,725	0	0%
Yee Yang Chiah	19,215	*	19,215	0	0%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants which are currently exercisable are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity. To our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as noted otherwise.

(2)	Determined as of December 23, 2005, pursuant to Rule 144(e)(1).

(3)	Assumes the sale of all shares offered hereby.

(4)	Includes 16,153,797 shares held by Permira Europe II Nominees Limited, 1,173,350 shares held by Permira UK Venture IV Nominees Limited, and 630,220 shares held by SV (Nominees) Limited. The shares held of record by Permira Europe II Nominees Limited include (i) 15,997,914 shares held on behalf of four limited partnerships that comprise Permira Europe II, and (ii) 155,883 shares held on behalf of the Permira Europe II Co-Investment Scheme. Permira (Europe) Limited is the general partner of Permira Europe II Managers L.P., which is the general partner of each of the limited partnerships comprising Permira Europe II. The shares held of record by Permira UK Venture IV Nominees Limited include (i) 1,163,468 shares held on behalf of one trust and two limited partnerships that comprise the Permira UK Venture Fund IV, and (ii) 9,882 shares held on behalf of the Schroder UK Venture Fund IV Co-Investment Scheme. Schroder Venture Managers (Guernsey) Limited acts as the manager of Schroder Venture Managers, Inc., the general partner of the two limited partnerships, and Barings (Guernsey) Limited, the trustee of the trust, which together comprise the Permira UK Venture Fund IV. The shares held of record by SV (Nominees)

Limited are held as nominee for Schroder Ventures Investment Limited. Peter Smitham, a director of the Company, is (i) a director of Permira (Europe) Limited, (ii) a participant in the Permira Europe II Co-Investment Scheme, (iii) a participant in the Schroder Ventures UK Venture IV Co-Investment Scheme, (iv) a shareholder in Schroder Ventures Investment Limited and (v) a limited partner of Permira Europe II Managers L.P. Mr. Smitham disclaims beneficial ownership of the shares held by Permira Europe II Nominees Limited, Permira UK Venture IV Nominees Limited and SV (Nominees) Limited, except to the extent of his pecuniary interest in those entities. The address of each of Permira Europe II, Permira UK Venture Fund IV and Schroder Ventures Investment Limited is PO Box 71, Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands, GY1 3QL.

PLAN OF DISTRIBUTION
          The selling shareholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices, to or through underwriters, through dealers or agents, directly to a limited number of institutional purchasers or to a single purchaser or through a combination of any such methods of sale. The selling shareholders may effect these sales in any one or more of the following transactions:
▪	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	in the over-the-counter market;

▪	in transactions other than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	in satisfaction of positions created by short sales;

▪	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.
          The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares by other means not described in this prospectus.
          Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
          The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.
          Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
          The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
          The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by a selling shareholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.
          Pursuant to the registration rights agreement between us and the selling shareholders, we are required to pay all fees and expenses incident to the registration of the shares. All other expenses not paid by us and not otherwise attributable to a particular selling shareholders, including all underwriting discounts and selling commissions, selling or placement agent or broker fees and commissions and transfer taxes, if any, applicable to the sale of the shares, will be paid for by all of the selling shareholders on a pro rata basis. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, related to the registration statement of which this prospectus supplement forms a part thereof.

PROSPECTUS
Avnet, Inc.
Common Stock
          The shares of our common stock covered by this prospectus were initially sold in a private placement transaction on July 5, 2005. We will not receive any proceeds from the resale by selling shareholders of their shares of common stock hereunder.
          Avnet’s common stock is listed on the New York Stock Exchange under the symbol “AVT.”
          We will provide the specific terms of these securities in supplements to this prospectus at the time when such securities are offered. You should read this prospectus and the applicable supplement carefully before you invest in any of these securities. The information in this prospectus is not complete and may be changed. This prospectus and any accompanying prospectus supplement do not contain an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.
               Our principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone (480) 643-2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2005

          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or a prospectus supplement. The information contained in this prospectus and any accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

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          Whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Avnet, Inc. a New York corporation, and its consolidated subsidiaries. However, for purposes of the section entitled “Description of Common Stock” whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our,” we are referring only to Avnet, Inc.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, you should assume that the statements made in the prospectus supplement modify or supersede those made in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated or deemed to be incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Avnet, Inc. and subsidiaries. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “should,” “will,” “may,” “estimates” or similar expressions in this prospectus or in documents incorporated by reference in this prospectus.
          These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:
•	A technology industry down-cycle, particularly in the semiconductor sector, would adversely affect Avnet’s expected operating results.

•	Competitive margin pressures among distributors of electronic components and computer products may increase significantly through increased competition for existing customers or otherwise.

•	General economic or business conditions, domestic and foreign, may be less favorable than management expected, resulting in lower sales and profitability which can, in turn, impact the Company’s credit ratings, debt covenant compliance and liquidity, as well as the Company’s ability to maintain existing unsecured financing or to obtain new financing.

•	Avnet may be adversely affected by the allocation of products by suppliers.

•	Avnet’s ability to successfully integrate the Memec acquisition may impact Avnet’s ability to achieve the desired synergy savings and expected profitability in the combined business.

•	Legislative or regulatory changes may adversely affect the businesses in which Avnet is engaged.

•	Adverse changes may occur in the securities markets.

•	Changes in interest rates and currency fluctuations may impact Avnet’s profit margins.
          Although management believes that the plans and expectations reflected in or suggested by these forward-looking statements are reasonable, management cannot assure you that we will achieve or realize these plans and expectations. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by them. Management cautions you not to place undue reliance on these statements, which speak only as of the date of this prospectus.
          We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC (Commission File Number 1-04224). These filings contain important information, which does not appear in this prospectus. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room and to obtain copies of Avnet’s filings. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). We also post certain of these filings on our website at www.avnet.com. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
          We have filed registration statements and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statements and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede a portion or all of the information in the documents listed below. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Avnet’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005,

•	Avnet’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2005,

•	To the extent filed, Avnet’s Current Reports on Form 8-K filed on July 11, 2005, August 19, 2005, September 13, 2005, September 27, 2005, September 29, 2005, October 17, 2005, and November 17, 2005, as amended by our Current Reports on Form 8-K/A filed on August 15, 2005, September 16, 2005 and September 30, 2005, respectively,

•	Avnet’s Proxy Statement filed on October 5, 2005, and

•	the description of Avnet’s common stock which appears in Avnet’s registration statement for the registration of the common stock under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.
     All documents which Avnet has filed or will file, as applicable, with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the registration statement and after the reports listed above and before the termination of this offering of Avnet’s securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address:
Corporate Secretary
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
480-643-2000
     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

THE COMPANY
          Avnet is the world’s largest industrial distributor, based on sales, of electronic components, enterprise computer products and embedded subsystems. Avnet creates a vital link in the technology supply chain that connects over 300 of the world’s leading electronic component and computer product manufacturers and software developers as a single source for multiple products for a global customer base of over 100,000 original equipment manufacturers (“OEMs”), contract manufacturers, original design manufacturers, value-added resellers (“VARs”) and end-users. Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain advisory services.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.
DESCRIPTION OF COMMON STOCK
          Avnet is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share. At the close of business on December 29, 2005, Avnet had outstanding 145,957,636 shares of common stock, including 6,960 treasury shares. All outstanding shares of common stock are fully paid and nonassessable.
          The holders of shares of Avnet’s common stock have equal rights to dividends from funds legally available for the payment of dividends when, as and if declared by Avnet’s board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet’s common stock are entitled to one vote for each share at all meetings of shareholders.
          The transfer agent and registrar for Avnet’s common stock is Wachovia Bank, N.A. Avnet’s common stock is listed on the New York Stock Exchange.
          Under its certificate of incorporation, Avnet is authorized to issue up to 3,000,000 shares of preferred stock, in series. For each series of preferred stock, Avnet’s board of directors may fix the relative rights, preferences and limitations as between the shares of such series, the shares of other series of Avnet preferred stock, and the shares of Avnet common stock. No shares of Avnet preferred stock are outstanding.
Board of Directors
          Although New York law permits the certificate of incorporation of a New York corporation to provide for cumulative voting in the election of directors, Avnet’s certificate of incorporation does not so provide.
          New York law permits the certificate of incorporation or by-laws of a New York corporation to divide its directors into as many as four classes with staggered terms of office. However, Avnet’s certificate and by-laws do not so provide for a classified board of directors. Therefore, all of its directors are elected annually for one-year terms.
          Under New York law, shareholders may remove any or all directors for cause. New York law also allows directors to be removed without cause if provided in the certificate of incorporation. The Avnet certificate of incorporation authorizes any or all of the directors to be removed with or without cause at any time by the vote of the holders of a majority of the stock of Avnet and provides that the terms of the removed directors shall forthwith terminate.
          New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason may be filled by vote of the board of directors, whether or not constituting a quorum, except that:
•	vacancies resulting from the removal of directors without cause may be filled only by a vote of the shareholders, unless the certificate of incorporation or a specific provision of a by-law adopted by the shareholders provides that such a vacancy may be filled by a vote of the board of directors; and

•	the certificate of incorporation or by-laws may provide that all newly created directorships and vacancies may be filled only by a vote of the shareholders.
          The Avnet by-laws provide that any vacancy created by the removal of a director by the shareholders with cause may be filled only by a vote of the shareholders, and that any vacancy created for any other reason may be filled by a vote of the board of directors or the shareholders.
Power to Call Special Shareholders Meetings
          Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of 10% of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election.
Actions by Written Consent of Shareholders
          New York law provides that any action which may be taken by shareholders by vote may be taken without a meeting by written consent, signed by holders of all outstanding shares entitled to vote, or if authorized by the certificate of incorporation, by holders of the minimum number of shares necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote are present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.
Dividends and Repurchases of Shares
          Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after a dividend or distribution must at least equal the amount of the corporation’s stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.
Approval of Certain Business Combinations and Reorganizations
          Under New York law, two-thirds of the votes of all outstanding shares entitled to vote thereon are required to approve mergers, consolidations, share exchanges or sales, leases or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of business. New York law was amended in 1998 to permit a New York corporation then in existence to reduce the required vote to a majority of the outstanding shares. Pursuant to this amendment, Avnet’s certificate of incorporation provides that such transactions shall be approved by a majority of the outstanding shares entitled to vote thereon.
Business Combination Following a Change in Control
          New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either certain “fair price” provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder. Under New York law, corporations may elect not to be governed by the statute described above, but Avnet’s certificate of incorporation does not contain such an election.

Dissenters’ Appraisal Rights
          Under New York law, any shareholder of a corporation has the right to obtain payment for the fair value of the shareholder’s shares in the event of
•	certain amendments or changes to the certificate of incorporation adversely affecting the rights of the shareholder,

•	certain mergers or consolidation of the corporation if the shareholder is entitled to vote thereon,

•	a merger or consolidation where the shareholder is not entitled to vote or if the shareholder’s shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,

•	certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of the corporation which require shareholder approval other than a transaction solely for cash, and

•	certain share exchanges.
          However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
SELLING SHAREHOLDERS
          Information about selling shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.
PLAN OF DISTRIBUTION
          We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common stock that may be offered under this prospectus.
LEGAL MATTERS
          The validity of any offered securities will be passed upon for Avnet by David R. Birk, its Senior Vice President, General Counsel and Secretary. Mr. Birk beneficially owns 261,365 shares of Avnet’s common stock, which includes 232,465 shares issuable upon exercise of employee stock options and 14,556 allocated but not yet delivered incentive shares. Certain legal matters with respect to offered securities will be passed upon for the underwriters, dealers or agents, if any, by their counsel.
EXPERTS
          The consolidated financial statements of Avnet, Inc. and subsidiaries as of July 2, 2005 and July 3, 2004, and for each of the years in the three-year period ended July 2, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.